EXHIBIT 5.1

[Letterhead of Eilenberg & Krause LLP]

August 12, 2009

Pharmos Corporation
99 Wood Avenue South, Suite 311
Iselin, New Jersey  08830

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Pharmos Corporation, a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company, on the date hereof, under the Securities Act of 1933 for the purpose of registering 8,000,000 shares of its common stock, par value $.03 per share (the “Shares”), that have previously been issued, or that may be hereafter be issued, pursuant to awards under the Company’s 2009 Incentive Compensation Plan.

On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Eilenberg & Krause LLP